Room 4561
November 2, 2005

Mr. Lawrence Barker
President and Chief Executive Officer
Visual Networks, Inc.
2092 Gaither Road
Rockville, Maryland 20850

      Re:	Visual Networks, Inc.
      Form 10-K for the Year Ended December 31, 2004
		Filed March 16, 2005
		Form 10-Q for the Quarter Ended March 31, 2005
		Filed May 6, 2005
		Form 10-Q for the Quarter Ended June 30, 2005
		Filed August 9, 2005
      File No. 0-23699

Dear Mr. Barker,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,


								Brad Skinner
								Accounting Branch Chief